April 6, 1994




DEAR STOCKHOLDER:

     You are cordially invited to attend the Annual Meeting of Stockholders which will be held at the Company's headquarters located at 422 Wards Corner Road, Loveland, Ohio, at 11:00 a.m. on Tuesday, May 10, 1994. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. ACCORDINGLY, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

     I hope that you will attend the meeting and I look forward to seeing you there.

                                  Sincerely,


                                  R. S. Harrison
                                  -----------------------------
                                  R. S. HARRISON
                                  Chief Executive Officer

                    BALDWIN PIANO & ORGAN COMPANY
                         ___________________

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        Tuesday, May 10, 1994
                         ___________________


To the Stockholders of
Baldwin Piano & Organ Company:

     The Annual Meeting of Stockholders of Baldwin Piano & Organ Company, a Delaware corporation, will be held at the Company's headquarters located at 422 Wards Corner Road, Loveland, Ohio, 45140, on Tuesday, May 10, 1994, at 11:00 a.m., Cincinnati time, for the following purposes:

     (1)  To elect five directors for a one-year term ending in 1995;

     (2) To adopt the Baldwin Piano & Organ Company 1994 Incentive Stock Option Plan attached as Annex I to the accompanying Proxy Statement;

     (3) To ratify the appointment of KPMG Peat Marwick as independent auditors of the Company for the fiscal year ending December 31, 1994; and

     (4) To act upon any other matter that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on Thursday, March 31, 1994, as the date for determining Stockholders of record entitled to notice of and to vote at the Annual Meeting.

     Your attention is directed to the accompanying Proxy Statement and 1993 Annual Report to Stockholders.

                                  For the Board of Directors

                                  R. S. HARRISON
                                  -----------------------------
                                  R. S. Harrison
                                  Chief Executive Officer

April 6, 1994

PLEASE FILL OUT, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY IN WRITING OR AT THE ANNUAL MEETING IF YOU WISH TO VOTE IN PERSON.

                   BALDWIN PIANO & ORGAN COMPANY
                        422 Wards Corner Road
                     Loveland, Ohio  45140-8390

                   ______________________________

                           PROXY STATEMENT
                   ______________________________

                   ANNUAL MEETING OF STOCKHOLDERS
                        Tuesday, May 10, 1994
                   ______________________________


               SOLICITATION AND REVOCATION OF PROXIES

     The enclosed proxy is solicited by the Board of Directors of Baldwin Piano & Organ Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at 11:00 a.m., Cincinnati time, Tuesday, May 10, 1994, at the Company's headquarters located at 422 Wards Corner Road, Loveland, Ohio. The proxy is revocable at any time prior to its exercise by written notice or in person at the Annual Meeting. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors, and regular employees of the Company personally or by telephone or telegraph, and the Company may reimburse brokers, custodians, nominees, and other fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals.

     Shares represented by proxy will be voted as directed on the proxy forms and, if no direction is given, will be voted in the election of directors for the persons nominated by the Board of Directors and for the proposals described herein. Any proxy given by a Stockholder may be revoked at any time prior to its use by execution of a later-dated proxy, by a personal vote at the Annual Meeting, or by written notice to the Company's Secretary.

     This proxy material is being sent to Stockholders on or about April 6, 1994, together with the Company's 1993 Annual Report, which includes certified financial statements for the fiscal year ended December 31, 1993.


                OUTSTANDING SHARES AND VOTING RIGHTS

     Stockholders of record at the close of business on Thursday, March 31, 1994 are entitled to notice of and to vote at the meeting. As of the close of business on that date, there were outstanding and entitled to vote 3,416,144 shares of Common Stock, $.01 par value (the "Common Stock"), each of which is entitled to one vote. No cumulative voting rights exist under the Company's Certificate of Incorporation. For information regarding the ownership of the Company's Common Stock by holders of more than five percent of the outstanding shares and by the management of the Company, see "Security Ownership of Certain Beneficial Owners and Management."

                        ELECTION OF DIRECTORS

     The Company's Board of Directors is comprised of a single class. Each year the directors are elected to serve for a term of one year. The Board of Directors currently consists of six members, but will be reduced to five members effective as of the date of the Annual Meeting. One of the Company's directors, Cecil R. Burnham, informed the Company that he did not desire to stand for re-election at the Annual Meeting consistent with his intent to retire from the Board of Directors. Pursuant to the Company's Bylaws, the Board of Directors has voted to reduce the size of the Board of Directors rather than to fill the vacancy that would have otherwise arisen upon Mr. Burnham's retirement. The Stockholders will vote at the Annual Meeting for the election of all five directors who will constitute the Company's Board of Directors for the one-year term expiring at the Annual Meeting of Stockholders in 1995.

     The persons named in the enclosed proxy will vote for the election of the nominees named below unless authority to vote is withheld. All nominees have consented to serve if elected. In the event that any of the nominees should be unable to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve.

     Directors will be elected by a majority of the votes cast at the Annual Meeting upon the presence of a quorum. Any shares not voted in the election of directors (whether by abstention, broker non-vote or otherwise) have no impact on the vote. The following material contains information concerning the nominees for election as directors.

Nominees for Directors

     GEORGE E. CASTRUCCI, age 56, has served as a director of the Company since May, 1987, and was appointed Chairman of the Board in August, 1993. Mr. Castrucci is currently employed as an independent management consultant.
Prior to March, 1992, he served as Chairman and Chief Executive Officer of Great American Broadcasting Company, a Cincinnati-based broadcast company, and as President and Chief Operating Officer of its parent company, Great American Communications Company. Mr. Castrucci also currently serves as a director of BMF Savings Bank, The Ohio National Fund, Inc., and ONE Fund, Inc.

     R. S. HARRISON, age 62, has been the Chief Executive Officer and a director of the Company since its inception in November, 1983. He also served as the Company's Chairman of the Board from its formation until August, 1993, when he assumed the responsibilities as the Company's President. Prior to November, 1983, Mr. Harrison served the Company's predecessor (the old Baldwin Piano & Organ Company which sold all of its music-related assets to the Company in June, 1984) as a director since June, 1983, as its chief executive officer and president since 1974, and in other capacities since 1955.

     JOSEPH H. HEAD, JR., age 61, has been a director of the Company since May, 1987 and was previously a director from November, 1983 until June 6, 1986. He also served as Secretary of the Company from its formation until May, 1989. Mr. Head is Chairman, Chief Executive Officer and a director of Atkins & Pearce, Inc., a manufacturer of industrial textiles. Mr. Head is also a former partner in the law firm Graydon, Head & Ritchey, Cincinnati, Ohio where he practiced law from 1959 through 1993. He has also served as a director of Fifth Third Bancorp since 1987.

     ROGER L. HOWE, age 59, has been a director of the Company since August, 1993. Mr. Howe is currently employed as the Chairman of the Board of U.S. Precision Lens, Inc., a manufacturer of optical components used in industrial and consumer products, where he has been employed since 1970. He also currently serves as a director of Cintas Corporation, Eagle-Picher Industries, Inc., Star Banc Corporation, and The United States Shoe Corporation.

     HARRY A. SHAW III, age 56, has been a director of the Company since August, 1993. Mr. Shaw has been Chairman of the Board of Huffy Corporation, a consumer products and retail services company, since 1986. He also served as Chief Executive Officer of Huffy Corporation from 1982 until April, 1993, was its President from 1982 to 1986, and joined Huffy Corporation in 1969. He also currently serves as a director of Society Corporation, GenCorp, Inc., Duriron Company, Inc., and Outboard Marine Corporation.

     There are no family relationships among any of the above-named nominees for director nor among any of the nominees and any executive officers of the Company.


Board Meetings -- Committees of the Board

     The Board of Directors of the Company met thirteen times during the year ended December 31, 1993. In 1993, all directors attended all Board of Directors meetings except Mr. Shaw who due to illness attended fewer than 75 percent of all Board meetings after his election to the Board of Directors.

     The Board of Directors has an Executive Compensation Committee and an Audit Committee. The Executive Compensation Committee reviews the salaries and compensation levels of the Company's executive management and the Audit Committee reviews the Company's accounting practices and controls. In 1993, the Executive Compensation Committee consisted of Messrs. Burnham and Castrucci through August 11, 1993, and of Messrs. Burnham, Head and Howe thereafter. In 1993, the Audit Committee was comprised of Messrs. Castrucci and Head through August 11, 1993, and of Messrs. Castrucci and Shaw thereafter. The Executive Compensation Committee and the Audit Committee each met two times in 1993.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


Holders of More than Five Percent Beneficial Ownership

     The following table sets forth information regarding all persons known to the Company to be the beneficial owners of more than five percent of the Company's Common Stock as of March 31, 1994.

                                        Shares       Percent of
                                        Owned       Outstanding
     Name(1)                         Beneficially     Shares
     -------                         ------------   -----------

R. S. Harrison and                   377,267(2)(3)     11.0%
  John J. Kropp, Trustee

David L. Babson & Company, Inc.      304,100(4)         8.9%

State of Wisconsin Investment Board  275,000(5)         8.1%

FMR Corp.                            274,300(6)         8.0%

Oppenheimer Management Corporation   256,000(7)         7.5%

SoGen International Fund, Inc.       215,000(8)         6.3%

Columbia Management Co.              193,000(9)         5.7%

_____________

(1) The address of R. S. Harrison is 422 Wards Corner Road, Loveland, Ohio 45140. The address of John J. Kropp is 1900 Fifth Third Center, Cincinnati, Ohio 45202. The address of David L. Babson & Company, Inc. is One Memorial Drive, Cambridge, Massachusetts 02142. The address of State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The address of Oppenheimer Management Corporation is Two World Trade Center, Suite 3400, New York, New York 10048. The address of SoGen International Fund, Inc. is 50 Rockefeller Plaza, New York, New York 10020. The address of Columbia Management Co. is 1300 S.W. Sixth Avenue, Portland, Oregon 97207.

(2) Of the shares listed, 8,750 are owned directly by Mr. Harrison, and 18,000 are owned beneficially subject to his right to exercise outstanding stock options.

     249,505 shares are held, and also beneficially owned, by John J. Kropp, Trustee (the "Trustee"), under an Irrevocable Trust Agreement with Anne
     W. Harrison, Mr. Harrison's spouse, as grantor (the "Anne W. Harrison Trust"). Mr Harrison is entitled to the entire net income of the Anne
     W. Harrison Trust for his life and the Trustee may make discretionary distributions of principal to Mr. Harrison. Additionally, the grantor may, during her lifetime, appoint the principal of the Anne W. Harrison Trust to Mr. Harrison. The Trustee is required to propose all changes in investments of trust assets to an investment advisor and is obligated to follow the instructions of that advisor with respect to the investment of trust assets. The initial investment advisor is R. S. Harrison. R. S. Harrison may remove the Trustee at any time and appoint a substitute Trustee. The Trustee has sole voting power, but is required to follow the directions of the investment advisor. Because of these rights, Mr. Harrison is considered the beneficial owner of the shares held in the Anne W. Harrison Trust.

     In addition to the Trust Agreement described above, Mr. Kropp is Trustee of four trusts (the "Trusts") for the benefit of the four adult children of R. S. Harrison, which Trusts hold 101,012 shares of Common Stock.
     The terms of all Trusts are substantially identical and provide that the beneficiary of each Trust is entitled to the entire trust income during his or her lifetime. The Trustee may also make discretionary distributions of principal to the beneficiary. Pursuant to the Trusts, the Trustee must vote all Common Stock owned by the Trusts in accordance with the direction of the Special Advisor. If the Special Advisor does not give any direction to the Trustee, the Trustee may vote such shares in his best judgment. The Special Advisor is Mr. C. L. Harrison III, R.
     S. Harrison's brother. In certain circumstances, Priscilla Harrison Connell, R. S. Harrison's sister, may appoint a substitute Special Advisor. Except for transfers to R. S. Harrison or his spouse, the Trustee may not transfer any shares unless directed by the Special Advisor. Because of their authority to dispose of or vote the shares or to control the person who votes or disposes of any shares acquired by the Trusts, John J. Kropp, C. L. Harrison, III and Priscilla Harrison Connell are considered the beneficial owners of any shares held by the Trusts.

     Pursuant to the terms of the Trusts, Anne W. Harrison, the spouse of R.
     S. Harrison, has an option to purchase any part or all of the shares owned by the Trusts and may be deemed a beneficial owner thereof. In addition, she may be deemed the beneficial owner of the shares beneficially owned by R. S. Harrison. In the event that she is not married to R. S. Harrison, her option rights terminate. If she predeceases R. S. Harrison, he is granted the right to exercise the option. Because of his right to acquire shares from the Trusts, R. S. Harrison is deemed to be a beneficial owner of such shares, but he disclaims any beneficial ownership of such shares in his own right.

(3) Of the 377,267 shares beneficially owned by Messrs. Harrison and Kropp, 377,267 are beneficially owned by Mr. Harrison and 350,517 are beneficially owned by Mr. Kropp.

(4) David L. Babson & Company, Inc. last informed the Company that it is an investment adviser that may be deemed the beneficial owner of 304,100 shares of Common Stock. David L. Babson & Company, Inc. has sole dispositive power over all 304,100 shares, sole voting power of 273,300 shares and shared voting power of 30,800 shares.

(5) State of Wisconsin Investment Board last informed the Company that it is a government agency which manages public pension funds and that it may be deemed the beneficial owner of 275,000 shares of Common Stock. State of Wisconsin Investment Board has sole dispositive power and sole voting power over all 275,000 shares.

(6) FMR Corp. last informed the Company that it is the parent holding company of Fidelity Management & Research Company, the investment adviser to Fidelity Low-Priced Stock Fund, a registered investment company which owns 274,300 shares of Common Stock. FMR Corp., through its control of Fidelity Management & Research Company, and the Fund each has sole dispositive power over all 274,300 shares. Neither FMR Corp. nor its chairman has sole power to vote or direct the voting of the shares owned by the Fund, which power resides with the Fund's Board of Trustees.

(7) Oppenheimer Management Corporation last informed the Company that it is the investment adviser to, and owner of a 5% or greater interest in, Oppenheimer Total Return Fund, Inc., a registered investment company which has sole voting power over 256,000 shares. Oppenheimer Management Corporation and Oppenheimer Total Return Fund, Inc. share dispositive power over all 256,000 shares.

(8) SoGen International Fund, Inc. last informed the Company that it is a registered investment company and that, with its investment adviser Societe Generale Asset Management Corp., is the beneficial owner of 215,000 shares of Common Stock. SoGen International and its investment adviser share voting and dispositive power over all 215,000 shares.

(9) Columbia Management Co. last informed the Company that it is the investment adviser to both CMC Small Cap Fund, a portfolio of CMC Fund Trust, a registered investment company, and Columbia Trust Company, the trustee for collective investment funds, and that Columbia Management Co. may therefore be deemed the beneficial owner of 193,000 shares. CMC Small Cap Fund has sole voting power over 155,800 shares and it shares dispositive power over such shares with Columbia Management Co.
     Columbia Trust Company has sole voting power over 37,200 shares and it shares dispositive power over such shares with Columbia Management Co.

Beneficial Ownership of Management and Nominees

     The following table sets fo2th information regarding the ownership of Common Stock of the Company for each director, each nominee, each named executive and all officers and directors as a group as of March 31, 1994.

                                                    Percent of
                                  Shares Owned      Outstanding
      Name                        Beneficially        Shares
      ____                        ____________      ___________

Current Directors and Nominees

R. S. Harrison ...............    377,267(1)(4)       11.0%

Joseph H. Head, Jr............     24,000(2)            .7%

Cecil R. Burnham .............     14,948(2)            .4%

George E. Castrucci ..........     16,000(2)            .5%

Roger L. Howe ................      7,000(2)            .2%

Harry A. Shaw III ............      4,000(2)            .1%

Executive Officers

Harry F. Forbes, Jr...........     38,222(3)(4)        1.1%

Kenen M. Edgington ...........     34,056(4)           1.0%

Jimmie H. Smith ..............     13,669(4)(5)         .4%

Charles R. Juengling .........     13,000(4)            .4%

All officers and directors as a
  group (20 persons) ........     621,268(2)(4)       17.5%
___________

(1) See notes (2) and (3) under "Security Ownership of Certain Beneficial Owners and Management -- Holders of More than Five Percent Beneficial Ownership."

(2) Includes shares owned beneficially subject to the holder's right to exercise outstanding non-qualified stock options: 14,000 shares for each of Messrs. Burnham, Head and Castrucci, and 2,000 shares for each of Messrs. Howe and Shaw.

(3)  Includes shares jointly owned with spouse.

(4) Includes shares owned beneficially subject to the holder's right to exercise outstanding stock options: 18,000 shares for Mr. Harrison, 9,000 shares for Mr. Edgington, 3,000 shares for Mr. Forbes, 10,000 shares for Mr. Smith, 12,000 shares for Mr. Juengling, and 37,500 shares in the aggregate for the Company's other executive officers.

(5) Includes 3,669 shares owned by Mr. Smith's minor son. Mr. Smith hereby disclaims beneficial ownership of all such shares.

     No agreements, formal or informal, exist among the various officers and directors to vote their shares collectively.

     To the best of the Company's knowledge, all except one of the Company's directors, officers and 10% or more shareholders have timely filed with the Securities and Exchange Commission all reports required to be so filed pursuant to Section 16 of the Securities Exchange Act of 1934 for the Company's 1993 fiscal year. One of the Company's directors, Joseph H. Head, Jr., filed one report approximately three weeks late in January, 1994 relating to two December, 1993 transactions in the Company's Common Stock whereby shares held in his individual retirement account were transferred into his individual name.


                       EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, the Company's chief executive officer and each of the Company's other four most highly compensated executive officers (the "named executives") during each of the last three fiscal years. Harold S. Smith is also included in the following table because he would have been considered a named executive if he had not retired as an executive officer of the Company prior to the end of 1993.

                                                            Long
                                                            Term
                                                           Compen-
                                                           sation
                                    Annual Compensation  ---------  All Other
                                    -------------------    Stock     Compen-
Name and Principal                  Salary      Bonus     Options     sation
     Position                Year   (1)($)    (1)(2)($)  (# shares)   (3)($)
- ------------------           ----   -------    --------- ---------- ---------

R. S. Harrison               1993   355,700    106,710        --      45,093
  Chief Executive Officer    1992   348,629    106,710      3,000     45,820
  and President              1991   332,009    101,619      3,000     48,699

Kenen M. Edgington           1993   141,929     40,111        --      10,673
  Executive Vice             1992   133,899     15,721      2,000     11,452
  President                  1991   123,432     38,488      2,000      9,637

Harry F. Forbes, Jr.         1993   123,400     37,020        --      10,717
  Vice President,            1992   117,500     35,250      1,000     10,160
  Treasurer and              1991   112,000     33,600      1,000      9,486
  Secretary

Jimmie H. Smith              1993   118,152     35,446        --      12,371
  Vice President/            1992   108,307     35,446      2,000     11,808
  Manufacturing              1991    98,458     32,224      2,000      8,401

Charles R. Juengling         1993   111,300     33,390        --       9,662
  Vice President and         1992   106,000     31,800      2,000      9,161
  Chief Financial Officer    1991   101,000     30,300      2,000      8,648

Harold S. Smith              1993   234,853     62,248        --     329,691
  Former President and       1992   348,629    106,710      3,000    238,122
  Chief Operating Officer    1991   332,009    101,619      3,000    238,070
______________

(1) Includes amounts contributed by the following named executives to the Baldwin Piano & Organ Company Retirement Plan for Salaried Employees as elective salary reduction contributions.

                                         1993      1992      1991
                                         ----      ----      ----

           R. S. Harrison ...........  $69,361   $67,537   $64,318

           Kenen M. Edgington .......   15,765    11,722     8,765

           Harry F. Forbes, Jr. .....   23,797    10,577    10,087

           Jimmie H. Smith ..........   23,039    21,080    19,163

           Charles R. Juengling .....    8,586     8,178     7,797

           Harold S. Smith ..........   18,852    27,015    25,727

(2) The bonuses are shown for the years earned, but they were paid in the following year.

(3) "All Other Compensation" includes, as shown below, amounts contributed by the Company under the Baldwin Piano & Organ Company Retirement Plan for Salaried Employees; group term life insurance premiums paid by the Company on policies obtained by the Company for all employees; the value of personal use of Company automobiles; employment agreement payments (see "Employment Agreements"); and life insurance premiums paid by the Company for $1,000,000 of executive life insurance on the life of Mr. Harrison. The net proceeds of this executive life policy are payable to the estate of Mr. Harrison after reimbursement to the Company of all premiums paid by the Company on his behalf.

                                      1993         1992         1991
                                      ____         ____         ____
     R. S. Harrison
       Retirement Plan ..........  $ 27,445     $ 27,015     $ 25,727
       Executive Insurance ......    12,937       14,747       17,743
       Group Life Insurance .....     1,932        1,764        1,827
       Automobile (Personal Use).     2,779        2,294        3,402
                                   --------     --------     --------
                                   $ 45,093     $ 45,820     $ 48,699
                                   ========     ========     ========

     Kenen M. Edgington
       Retirement Plan ..........  $  9,459     $ 10,343     $  8,765
       Group Life Insurance .....     1,214        1,109          872
                                   --------     --------     --------
                                   $ 10,673     $ 11,452     $  9,637
                                   ========     ========     ========
     Harry F. Forbes, Jr.
       Retirement Plan ..........  $  9,519     $  9,066     $  8,646
       Group Life Insurance .....     1,198        1,094          840
                                   --------     --------     --------
                                   $ 10,717     $ 10,160     $  9,486
                                   ========     ========     ========
     Jimmie H. Smith
       Retirement Plan ..........  $  9,216     $  8,432     $  7,665
       Group Life Insurance .....     1,060          968          736
       Automobile (Personal Use).     2,095        2,408          ---
                                   --------     --------     --------
                                   $ 12,371     $ 11,808     $  8,401
                                   ========     ========     ========

     Charles R. Juengling
       Retirement Plan ..........  $  8,586     $  8,178     $  7,797
       Group Life Insurance .....     1,076          983          851
                                   --------     --------     --------
                                   $  9,662     $  9,161     $  8,648
                                   ========     ========     ========

     Harold S. Smith
       Retirement Plan ..........  $ 18,852     $ 38,682     $ 37,395
       Group Life Insurance .....     1,127        1,764        1,827
       Automobile (Personal Use).     1,420        3,219        4,391
       Employment Agreement .....   194,457      194,457      194,457
       Consulting Agreement .....   113,835         --           --
                                   --------     --------     --------
                                   $329,691     $238,122     $238,070
                                   ========     ========     ========


Employment Agreements

     During 1993, the Company had Employment Agreements with R.
S. Harrison and Harold S. Smith providing that Mr. Harrison would be employed as Chairman and Chief Executive Officer and that Mr. Smith would be President and Chief Operating Officer and that each would receive such salary and benefits as the Board of Directors may from time to time determine. Mr. Harrison has waived the requirement that he be employed as Chairman. Mr. Smith's Employment Agreement terminated effective as of May 19, 1993 pursuant to a Consulting Agreement between the Company and Mr. Smith.

     Mr. Harrison's Employment Agreement provides that, in the event of termination for other than good cause, the Company must pay Mr. Harrison an amount equal to twice his annual compensation for the calendar year preceding termination and for five years provide him all other benefits normally provided to the Company's highest ranking officers. Reducing Mr. Harrison's annual compensation by more than 10%, not providing benefits equal to those of its highest ranking officers, failing to elect Mr. Harrison to the Board of Directors and relocation of Mr. Harrison, among other things, constitute termination for other than good cause. No such benefits are payable if Mr. Harrison is terminated for good cause except that medical benefits are to be paid for the balance of Mr. Harrison's life regardless of cause. The Employment Agreement contains covenants by Mr. Harrison not to compete with the Company after termination for good cause.

     Having reached 62 years of age, Mr. Harrison is permitted under his Employment Agreement to elect to work for the Company part-time. If Mr. Harrison so elected, he would be entitled to receive an amount equal to 50% of his compensation for the calendar year preceding the year in which Mr. Harrison ceased to be a full-time employee. Upon death, disability or attainment of age 65, Mr. Harrison (or his designated beneficiary in the event of his death) is entitled to receive for ten years, an amount equal to 50% of his compensation for the calendar year preceding such event, but not less than 50% of his compensation for the calendar year preceding his sixty-second birthday. Mr. Harrison may, with the Company's permission, remain in the employ of the Company following his sixty-fifth birthday and receive any additional compensation determined by the Board of Directors. During 1993, the Company accrued on its books $232,102, reflecting the increase in the Company's anticipated obligations under the Employment Agreement resulting from the services of Mr. Harrison during 1993.

     In 1993, Mr. Smith received $194,457 due to him as deferred compensation under his former Employment Agreement in addition to his compensation as a full-time Company employee through August 1, 1993. Pursuant to his Consulting Agreement, Mr. Smith continues to perform consulting services for the Company for a three year period. The Consulting Agreement requires Mr. Smith to perform work for the Company such that he would work approximately 60% of a full-time work schedule in the first year, 40% in the second year and 20% in the third year. Mr. Smith's compensation for consulting services will be $273,203, or 60% of his 1992 salary and bonus, in the first year, $182,135, or 40%, in the second year and $91,067, or 20%, in the third year. Through the end of 1993, Mr. Smith received $113,835 pursuant to this Consulting Agreement. In addition, in the years 1994 through 1999, Mr. Smith will continue to receive an annual payment of $194,457 representing deferred compensation as required by Mr. Smith's former Employment Agreement with the Company, which payments are supported by a letter of credit obtained by the Company in favor of Mr. Smith.

Option Grants in Last Fiscal Year

     The Company made no stock option grants to the named executives in 1993.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

     The following table sets forth certain information regarding individual exercises of stock options during 1993 by each of the named executives.

                                                              Value of
                                             Number of      Unexercised
                                            Unexercised    In-the-Money
                                             Options at     Options at
                       Shares                 12/31/93       12/31/93
                     Acquired on   Value    Exercisable/   Exercisable/
                      Exercise    Realized  Unexercisable  Unexercisable
      Name               (#)        ($)       (1)   (#)    (2)  (3)  ($)
      ----           -----------  --------  -------------  -------------
R. S. Harrison          -0-         -0-        15,000/        65,362/
                                                3,000           -0-

Kenen M. Edgington      -0-         -0-         7,000/        35,875/
                                                2,000           -0-

Harry F. Forbes, Jr.    -0-         -0-         2,000/        10,125/
                                                1,000           -0-

Jimmie H. Smith         -0-         -0-         8,000/        42,250/
                                                2,000           -0-

Charles R. Juengling    -0-         -0-        10,000/        53,250/
                                                2,000           -0-

Harold S. Smith(4)     15,000     102,862        -0-            -0-

_____________

(1) All stock options issued to the named executives under the Company's 1986 Incentive Stock Option Plan must be held for two years subsequent to the date of the option grant before such options first become exercisable.

(2) The shares of the Company's Common Stock issuable upon the exercise of outstanding stock options have not been registered under the Securities Act of 1933. Generally, such shares may not be resold by the holder for a minimum period of two years following exercise of the option.

(3) All unexercisable stock options have an exercise price of $15.75 per share, except for unexercisable stock options held by Mr. Harrison which have an exercise price of $17.325. Based upon the $15.00 per share market price of the Common Stock at December 31, 1993, these unexercisable stock options had no value because the exercise price exceeded the market price.

(4) Upon Mr. Smith's retirement, he surrendered unexercisable options to acquire 3,000 shares of Common Stock.

Compensation of Directors

     In 1993, non-employee directors of the Company were compensated for serving on the Board of Directors and the committees thereof, in the amount of $6,000 per year, payable in quarterly installments, and received an additional $750 for each Board of Directors meeting and each committee meeting attended in person or by telephone until August 11, 1993, when the Board of Directors approved increases in such fees to $10,000 and $900, respectively. Such directors are reimbursed for all reasonable expenses incurred in connection with their services and receive an annual grant of 2,000 non-qualified stock options having an exercise price equal to the market price on the date of the grant. The Company also paid an additional $4,000 to each of Messrs. Burnham, Castrucci and Head in consideration of their extraordinary efforts on the Company's behalf during 1993. Mr. Castrucci received compensation in the amount of $16,667 for serving as Chairman of the Board from August 11, 1993 through December 31, 1993. Mr. Harrison receives no additional compensation for serving on the Board of Directors.


Compensation Committee Interlocks and Insider Participation

     From January 1, 1993 through August 11, 1993, Messrs. Burnham and Castrucci comprised the Company's entire Executive Compensation Committee, and were both non-employee directors of the Company. On August 11, 1993, Mr. Castrucci became an officer of the Company upon his appointment as Chairman of the Board and Messrs. Head and Howe, who are both non-employee directors of the Company, replaced Mr. Castrucci on the Executive Compensation Committee. No director or executive officer of the Company serves on any board of directors or compensation committee of any entity which compensates Messrs. Burnham, Head or Howe or which compensated Mr. Castrucci during his tenure on the Executive Compensation Committee.


Report of Compensation Committee on Executive Compensation

     For the Company's 1993 fiscal year, the Executive Compensation Committee of the Board of Directors (the "Committee") was at all times comprised entirely of independent non-employee directors. The Committee is charged with responsibility for reviewing the performance and approving the compensation of the Company's key executives on an annual basis. The Committee believes that a significant portion of an executive officer's compensation should be subject to the Company's annual performance, while at the same time motivating long-term growth in stockholder value.

     In 1993, the Company's compensation package for its executive officers consisted primarily of salary and a cash bonus, as well as the opportunity to receive grants of incentive stock options under the Company's 1986 Incentive Stock Option Plan previously approved by the Company's Stockholders. The Committee believes that the base salaries of its executive officers should remain relatively stable from year to year so that the ability of executive officers to increase their compensation is largely based upon incentives related to Company and individual performance. The Committee further believes that incentive compensation in the form of annual cash bonuses should be based upon specified goals established early in the Company's fiscal year so that the Company's executive officers will be motivated to reach specific annual targets in order to increase their compensation.

     Consistent with this philosophy, the Committee approved modest increases in the 1993 base salaries of the Company's executive officers. Salary increases for those individuals averaged approximately 4.8%, including an average salary increase of approximately 5.4% for the named executives.

     For 1993, as in past years, the Committee continued to approve the grant of cash bonuses to the Company's executive officers pursuant to the Company's management incentive plan. Such bonuses are computed as a percentage of the participant's annualized salary based upon the participant's ability to meet individual performance targets as well as the Company's ability to meet overall performance targets. The percentage bonus awarded to a participant depends upon the participant's actual performance in relation to those targets. The percentage bonus is further subject to the Company's overall performance. If the Company does not attain at least 90% of its performance goals, then no bonus is paid to any participant in the incentive plan, and if only 90% to 100% of the Company goals are attained, any bonuses are proportionately reduced. The bonuses granted to the named executive officers pursuant to such formulas in 1993 represented approximately 30% of their overall cash compensation.

     The Committee made no stock option grants to any executive officers or other key employees in 1993. Normally, the Committee determines stock option awards during the second quarter of the Company's fiscal year in order to motivate improved performance in the year in which the grant is made.
However, due to the unusual events which occurred during the Company's 1993 fiscal year relating to changes in the Company's executive management team and to consideration of a proposed sale of the Company, the Committee did not deem it appropriate to consider option grants until such matters were resolved. When the Committee met following the resolution of those matters, the Committee determined no grants were appropriate in 1993 because such grants would have been made too late to influence the Company's 1993 results.

     The Committee followed these principles in establishing 1993 compensation levels for Mr. Harrison, the Company's Chief Executive Officer. Notwithstanding that the Company's 1993 net sales and net earnings before the cumulative effects of changes in accounting principles increased by 10% and 4%, respectively, compared to 1992, the Committee increased Mr. Harrison's base salary by only approximately 2.5% and awarded no new option grants. Mr. Harrison's annual bonus was determined pursuant to the formulas contained in the Company's management incentive plan discussed above and equalled his 1992 bonus. Although the Committee recognized that Mr. Harrison substantially contributed to the Company's improving performance, the Committee believed that maintaining Mr. Harrison's 1993 compensation near 1992 levels was appropriate until the Company's management transition became more established and until the Company's short-term and long-term goals could be re-evaluated by the Company's full Board of Directors.

     The Committee has been informed that the Company is evaluating the possible impact, if any, on the Company of the new $1,000,000 compensation deduction cap imposed by Section 162(m) of the Internal Revenue Code and that the Company intends to take any necessary steps to conform its compensation practices to comply with those tax provisions.

                The Executive Compensation Committee

    Cecil R. Burnham      Joseph H. Head, Jr.      Roger L. Howe


Common Stock Performance

     The following performance graph compares the Company's cumulative shareholder return over a five year period, assuming $100 invested at December 31, 1988, respectively, in Baldwin Piano common stock, the Russell 2000 index and in an industry group index of eleven other household furnishing related products. Total shareholder return is based on the increase in the price of the stock and assumes the reinvestment of all dividends.

     The Russell 2000 index consists of the smallest 2,000 companies in the Russell 3000 index (comprised of 3,000 large U.S. companies representing approximately 98% of the investable U.S. equity market). The Russell 2000 index represents approximately 7% of the Russell 3000 total market capitalization. The Russell 2000 index is a small cap index where the average market capitalization of the companies represented (as of May 31, 1993) is $205 million. The Company selected the Russell 2000 index as an appropriate index for comparison based upon the Company's similar size to the companies represented in the index.

     The industry household furnishing group is comprised of: Flexsteel Industries, La-Z-Boy Chair Co., Ladd Furniture, Mr. Coffee, Inc., Pulaski Furniture, Aaron Rents, Inc., Basset Furniture Industries, Chromcraft Revington, Inc., Crown Crafts, Inc., Baldwin Piano & Organ Company, and Zenith Electronics Corp. The Company selected this industry group index on the basis that Baldwin Piano is included by Russell as part of this industry index and due to the fact that inadequate information is available regarding the Company's direct competitors in the music industry because many of such direct competitors are not public companies and/or are foreign companies.


     [A paper copy of the performance graph has been filed with the Commission under cover of Form SE on or prior to the date of the electronic submission of this filing in accordance with Rule
     304(d) of Regulation S-T.]


Other Securities Filings

     The information contained in this Proxy Statement under the headings "Executive Compensation--Report of Compensation Committee on Executive Compensation" and "--Common Stock Performance" are not, and should not be deemed to be, incorporated by reference into any filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 that purport to incorporate other Securities and Exchange Commission filings made by the Company, or portions thereof, by reference (including this Proxy Statement).

         PROPOSAL TO ADOPT 1994 INCENTIVE STOCK OPTION PLAN

     The Board of Directors has adopted the 1994 Incentive Stock Option Plan (the "1994 Plan"), subject to and effective upon approval of the Company's Stockholders. In the opinion of the Board of Directors, stock option plans are successful in encouraging ownership of the Common Stock by corporate officers and key managerial personnel of the Company. Stock option plans provide additional incentives for these employees to contribute to the success of the Company and to assist the Company in attracting and retaining the services of outstanding employees.

Material Features of the 1994 Plan

     The complete text of the 1994 Plan is attached as Annex I to this Proxy Statement. The following summary of the 1994 Plan does not purport to be complete and is qualified in its entirety by reference to Annex I.

     The 1994 Plan provides for the granting of incentive stock options to corporate officers and key managerial personnel of the Company for the purchase of a maximum of 300,000 shares of the Company's Common Stock.
The maximum annual individual award of options under the 1994 Plan will be for the purchase of a maximum of 10,000 shares of the Company's Common Stock. Such maximums are subject to adjustment upon the occurrence of contingencies set forth in Section 12 of the 1994 Plan. Directors of the Company who are not also employees are not eligible to participate in the 1994 Plan.

     The 1994 Plan will be administered by the Executive Compensation Committee of the Board of Directors. No member of the Committee is eligible to receive options under the 1994 Plan. Grants of options under the 1994 Plan may be awarded by the Committee to the key employees whose responsibilities and performance merit special recognition based upon such criteria as the Committee may apply from time to time. Subject to the provisions of the 1994 Plan, the Committee will have other general supervisory and interpretative authority and will determine the dates of grants, the number of shares to be granted under the options, and the terms of exercise of the options.

     The Committee anticipates that it will establish target awards for specified levels of management personnel eligible to participate in the 1994 Plan based upon financial and other performance criteria established by the Committee for both the Company and the individual participants. The target awards will serve as guidelines in making the actual awards based upon the degree to which the Company and the participants achieve the performance goals. Depending upon a participant's individual performance, any actual award may be more or less (including no award) than the target award set for employees in the participant's management level. In all events, the Committee has discretion as to the actual number of options granted and the grantees in each year.

     Options granted under the 1994 Plan will be exercisable for up to ten years from the date of grant, except that options granted to any individual who owns more than 10% of the value of the total outstanding stock of the Company must be exercised within five years after the date of grant. The exercise price for options granted under the 1994 Plan will be not less than 100% of the fair market value of the Company's Common Stock on the date of grant, except that in the case of options granted to employees who own more than 10% of the voting shares of the Company, the exercise price will be not less than 110% of the fair market value of the Company's Common Stock on the date of grant.

     The 1994 Plan permits payment of the option exercise price to be made by delivering shares of the Company's Common Stock, including an exchange of shares to be received on exercise of an option. The end result of such an exchange would be that the exercising option holder would receive a net number of shares from the option exercise equal to the difference between the total number of shares for which exercise was requested and that number of shares the fair market value of which is equal to the exercise price to paid by delivery of shares.

     Under the 1994 Plan the Company requires an exercising option holder to make payment to the Company sufficient to cover applicable withholding taxes on the option exercise transaction. The Company will retain from the total number of shares for which exercise was requested that number of shares the fair market value of which is equal to the amount of such taxes unless the exercising option holder elects to make such payment to the Company in cash.

     Options granted under the 1994 Plan are not transferable, except by will or by the laws of descent or distribution. The options are exercisable only by the option holder or the option holder's estate. Each option must be exercised no later than three months after the termination of the option holder's employment with the Company or a parent or subsidiary corporation of the Company, except in cases where termination is due to death or permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code")).

     The Company wishes to maintain an option holder's rights in the event of a change in control of the Company (defined in the 1994 Plan as the consummation of any event or transaction which constitutes a business combination as defined in Section 203(c)(3) of the Delaware General Corporation Law, as such section is in effect as of the effective date of the 1994 Plan). Therefore, the 1994 Plan provides that any outstanding options which have not fully vested as of the date of such change in control shall automatically vest and become immediately exercisable unless the option holder agrees otherwise.

     The 1994 Plan will terminate no later than May 10, 2004. The Board of Directors may amend the 1994 Plan, but no amendment may cause the 1994 Plan to fail to qualify as a plan for the issuance of "incentive stock options" under
Section 422 of the Code. Also, the Board of Directors may not amend the 1994 Plan without the approval of a majority of the Company's Stockholders if such approval is required by law. Any amendment of the 1994 Plan shall apply to all options granted on or after the date of such amendment. If such amendment were also applied to options granted prior to the date of the amendment and would adversely affect the rights of such option holder, the amendment may be made with regard to such prior options only with the consent of such option holder.

Federal Tax Consequences

     Options granted under the 1994 Plan are intended to qualify as "incentive stock options" under Section 422 of the Code and to receive the favorable tax treatment afforded thereunder. If an option holder disposes of shares received upon the exercise of an option after the later of two years after the date of grant of the option or one year after the date of exercise, and if the option holder is an employee of the Company (or a parent or subsidiary corporation of the Company, or a corporation or parent or subsidiary corporation of such corporation issuing or assuming the option in a transaction to which Section 424(a) of the Code applies) or the disposition of the shares occurs either within the three-month period immediately following the termination of such employment for reasons other than death or permanent disability or within the applicable period provided by the Code for termination due to death or permanent disability, any gain or loss recognized by the option holder upon disposition of such shares will be long-term capital gain or loss. The option holder's basis in the shares for tax purposes (other than for purposes of the alternative minimum tax) will be the amount of the option holder's exercise price for such shares. The excess of the fair market value of the option shares at the time of exercise over the exercise price will be treated as an item of adjustment, however, and such excess may be taxed in the year of exercise under the alternative minimum tax provisions as a result of such treatment. The fair market value of the option shares at the time of exercise of the option will be the option holder's basis in the shares for the alternative minimum tax computation in the year of disposition.

     Options for shares which are exercisable for the first time by any option holder during any calendar year which have an aggregate fair market value in excess of $100,000 shall be treated as options which are not "incentive stock options," in accordance with Section 422(d)(1) of the Code. The option holder will recognize ordinary income at the time of exercise of the options exceeding the $100,000 threshold and the Company will receive a corresponding deduction. The amount of ordinary income recognized will be equal to the excess, if any, of the fair market value of the shares underlying such options on the exercise date over the exercise price for the shares.

     Except as described below, the Company will not be allowed a deduction for federal income tax purposes upon the grant or exercise of options under the 1994 Plan or upon the sale of shares received upon exercise thereof. If an option holder disposes of the shares purchased upon the exercise of an option before the later of two years after the date of grant of the option or one year after the exercise, the option holder will recognize ordinary income at the time of disposition of the shares acquired on exercise. The amount of ordinary income recognized will be equal to the excess, if any, of the fair market value of the shares on the exercise date or the amount realized, if less, over the exercise price for the shares. The Company may deduct an amount equal to the taxable income so recognized by the option holder in the taxable year the disposition occurred. Any excess amount realized will be treated as gain from the sale of a capital asset under the rules described above. If the holding period is met but the option holder was not an employee of the Company at all times from the date of grant of the option until, in the case of termination for reasons other than death or permanent disability, the date three months prior to the date of exercise or, in the case of death or permanent disability, the applicable date provided by the Code, the option holder will recognize the excess of the fair market value of the shares over the exercise price as ordinary income and the Company will receive a corresponding deduction. The restrictions do not apply to the estate or heir of a deceased option holder that exercises an option or holds shares acquired upon exercise of an option.

Options to be Granted under the 1994 Plan

     Subject to Stockholder approval of the 1994 Plan, the Committee has conditionally approved option grants thereunder for an aggregate of 40,000 shares of Common Stock to certain named executives and other key employees. The terms of these new options will provide for vesting of 20% on each anniversary of the grant date. The initial exercise price of the options will be the closing sale price of the Company's Common Stock as reported on The Nasdaq National Market on the date of the Annual Meeting in accordance with the terms of the 1994 Plan. The last reported sale price of the Company's Common Stock on The Nasdaq National Market through March 31, 1994, was $[15.75].

     The following table sets forth the number of new options conditionally granted under the 1994 Plan to the named executives, all executive officers of the Company as a group, and all employees other than executive officers as a group. The Committee has not authorized any conditional option grants to Mr. Harrison, but may consider granting options to Mr. Harrison later in 1994 subsequent to Stockholder approval of the 1994 Plan. Pursuant to the terms of the 1994 Plan, the participants in the 1994 Plan and the number of options granted thereto are subject to change in the discretion of the Committee. Non-employee directors are not eligible to participate in the 1994 Plan.


                          NEW PLAN BENEFITS

                    Baldwin Piano & Organ Company
                  1994 Incentive Stock Option Plan

_________________________________________________________________

                                                  Number of
Name and Position                           Options to be Granted
_________________________________________________________________

Kenen M. Edgington                                  3,000
  Executive Vice President

Harry F. Forbes, Jr.                                3,000
  Vice President, Treasurer and Secretary

Jimmie H. Smith                                     3,000
  Vice President/Manufacturing

Charles R. Juengling                                3,000
  Vice President and Chief Financial Officer

Executive Group                                    29,000
  (15 persons, including those named above)

Non-Executive Officer Employee Group               11,000
  (8 persons)

     The affirmative vote of a majority of the Company's outstanding Common Stock is required to adopt the 1994 Plan. Any shares not voted (whether by abstention, broker non-vote or otherwise) have the effect of a negative vote. The Board of Directors recommends that Stockholders vote FOR the approval of the Baldwin Piano & Organ Company 1994 Incentive Stock Option Plan.

                CERTAIN TRANSACTIONS AND PROCEEDINGS


Transactions with Trustmark National Bank

     The Company currently maintains in its ordinary course of business a banking relationship with Trustmark National Bank of Greenwood, Mississippi, involving letters of credit and certain payroll processing. Cecil R. Burnham, a current director of the Company during 1993, is the President of Trustmark National Bank.


Business Relationships with Management

     Joseph H. Head, Jr., a director of the Company, is a former partner in the law firm of Graydon, Head & Ritchey, Cincinnati, Ohio. John J. Kropp, a person deemed to be a beneficial owner of more than five percent of the Company's Common Stock, is presently a partner in Graydon, Head & Ritchey. During the year ended December 31, 1993, Graydon, Head & Ritchey provided legal services to the Company. The fees paid by the Company to Graydon, Head & Ritchey in 1993 did not exceed five percent of that firm's gross revenues for its last full fiscal year. The Company anticipates that Graydon, Head & Ritchey will continue to serve as its legal counsel in the future.


                RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected KPMG Peat Marwick to be the independent auditors of the Company for the year ending December 31, 1994. This selection will be submitted for ratification at the Annual Meeting. Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Ratification of the selection of auditors requires a majority of the votes cast at the Annual Meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote. The Board of Directors recommends that Stockholders vote FOR ratification.


            STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     Any Stockholder proposal intended for inclusion in the proxy material for the 1995 Annual Meeting must be received in writing by the Company on or before January 1, 1995. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission.


                            ANNUAL REPORT

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE MAILED WITHOUT CHARGE TO STOCKHOLDERS UPON REQUEST. REQUESTS SHOULD BE ADDRESSED TO THE COMPANY, 422 WARDS CORNER ROAD, LOVELAND, OHIO 45140-8390,
ATTENTION: MR. HARRY F. FORBES, JR., VICE PRESIDENT AND TREASURER. THE FORM 10-K INCLUDES CERTAIN EXHIBITS, WHICH WILL BE PROVIDED ONLY UPON PAYMENT OF A FEE COVERING THE COMPANY'S REASONABLE EXPENSES.

                            OTHER MATTERS

     The Board of Directors of the Company is not aware of any other matters to come before the meeting. If any other matters should come before the meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

     You are urged to complete, sign, date and return your proxy to make certain your shares will be voted at the 1994 Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States.

                                  For the Board of Directors,


                                  R. S. Harrison
                                  ---------------------------
                                  R. S. HARRISON
                                  Chief Executive Officer
